Exhibit 10.7
                               INTEL CORPORATION
                          EXECUTIVE OFFICER BONUS PLAN
                 (Amended and Restated effective January 1, 1995)


1.     PURPOSE
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The purpose of this amended and restated Bonus Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on growth in earnings per share ("EPS") of Intel Corporation (the "Company"). The Bonus Plan is designed to ensure that the annual bonus paid hereunder to executive officers of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). This amended and restated Bonus Plan clarifies the description of EPS and the multiplier that appeared in the original Bonus Plan and extends the time period during which bonus targets can be established to the latest time permitted by the Code. This amended and restated Bonus Plan is subject to stockholder approval.

2.     COVERED INDIVIDUALS
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The individuals entitled to bonus payments hereunder shall be the executive officers of the Company, as determined by the Compensation Committee (the "Committee").

3.     THE COMMITTEE
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The Committee shall consist of at least two outside directors of the
Company who satisfy the requirements of Code Section 162(m).  The
Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan in accordance with Code Section 162(m).

4.     AMOUNT OF BONUS
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Bonus payments are made in cash.  The maximum bonus payment is the product of (i) an individual bonus target in dollars for the performance period set by the Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the multiplier ) that is set by the Committee in writing. The term "performance period" shall mean the service period for which the bonus is payable. The term "EPS" shall mean the greater of operating income or net income for the performance period, in each case per weighted average common and common equivalent shares outstanding for the period. The individual bonus target and the multiplier shall be adopted by the Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Code. However, no bonus in excess of $5,000,000 will be paid to any executive officer for any performance period. The Committee may also reduce an individual's bonus calculated under the preceding formula in its sole discretion. The bonus payable hereunder shall be paid in lieu of any bonus payable under the Company's Executive Bonus Plan.

5.     PAYMENT OF BONUS
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The payment of a bonus for a given performance period requires that the executive officer be on the Company's payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee makes a certification in writing as required by Code Section 162(m).

6.     AMENDMENT AND TERMINATION
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The Company reserves the right to amend or terminate this Bonus Plan at any time with respect to future services of covered individuals. Bonus Plan amendments will require stockholder approval only to the extent required by applicable law.